Exhibit 99.1

FOR IMMEDIATE RELEASE

Date:      April 22, 2008

Contacts:	Kevin T. Bottomley	L. Mark Panella
	President and CEO	Chief Financial Officer

Phone:	(978) 739-0263	(978) 739-0217
Email:	kevin.bottomley@danversbank.com	mark.panella@danversbank.com

Danvers Bancorp, Inc. Announces the Appointment of J. Michael O’Brien as Lead Director

DANVERS, MASSACHUSETTS: Danvers Bancorp, Inc. (the “Company”) (NASDAQ: DNBK), the holding company for Danversbank (the “Bank”), today announced that J. Michael O’Brien of Reading has been appointed Lead Director of its Board of Directors effective as of April 18, 2008.   O’Brien has served on the Board for seven years, and is a member of the Compensation Committee and Chair of the Asset/Liability Committee.  His appointment follows the resignation last month of James Zampell of Newburyport as Lead Director.

Chairman, President and Chief Executive Officer Kevin T. Bottomley commented that:  “Mike has been an important member of this Board for many years. We welcome him to the role of Lead Director and have no doubt that his contributions will be even more significant going forward.”

O’Brien is Chief Executive Officer and President of Eagle Air Freight, Inc. and Trustee of O’Brien Realty Trust of Chelsea, MA. He has held both positions since 1981.

Company Profile

Danvers Bancorp, Inc. is the holding company for Danversbank, a Massachusetts-chartered savings bank headquartered in Danvers, Massachusetts.  Originally founded in 1850 as a Massachusetts-chartered mutual savings bank, we have grown to $1.4 billion in assets through acquisitions and internal growth, including de novo branching.  We conduct business from our main office located at One Conant Street, Danvers, Massachusetts, and our 14 branch offices located in Andover, Beverly, Boston, Chelsea, Danvers, Malden, Middleton, Peabody, Reading, Revere, Salem, Saugus, Wilmington, and Woburn, Massachusetts.  Our business consists primarily of making loans to our customers, including commercial and industrial loans, commercial real estate loans, owner-occupied residential mortgages and consumer loans, and investing in a variety of investment securities.  We fund these lending and investment activities with deposits from our customers; funds generated from operations and selected borrowings. We also provide non-deposit investment products and services, cash management, debit and credit card products and online banking services.  Additional information about the Company and its subsidiaries is available at https://www.danversbank.com.